Celator Pharmaceuticals

1Q14 Financial Results Call Script Outline

Dial-In Numbers:

Leader Toll-Free Dial-In Number: 877-303-6314

Online Q&A Manager: http://www.leaderview.com

Conference ID number: 41793134

Web PIN: 7733

Participants

•	Mr. Scott Jackson, Chief Executive Officer

•	Dr. Arthur Louie, Chief Medical Officer

•	Mr. Derek Miller, Chief Business Officer

•	Mr. Fred Powell, Chief Financial Officer

•	Stephanie Ascher, Stern IR

Operator:

Welcome to Celator Pharmaceuticals’ first quarter 2014 financial earnings conference call. At this time, all participants are in a listen-only mode. An audio webcast of this call is available on the Investors section of Celator's website at IR.celatorpharma.com. This call is subject to copyright property of Celator Pharmaceuticals, and recordings, reproduction or transmission of this call without the express written consent of Celator Pharmaceuticals is strictly prohibited. As a reminder, today's call is being recorded. I would now like to introduce Stephanie Ascher of Stern Investor Relations.

Stephanie Ascher:

Good afternoon – A press release with the company’s first quarter 2014 financial earnings became available at 4:00pm Eastern Time today, and can be found on the Investors section of the Company’s website at IR.celatorpharma.com.

Before we begin I will read Celator Pharmaceuticals’ safe harbor regarding forward-looking statements.

To the extent that statements made during this call or contained in Celator’s press release are not descriptions of historical facts regarding Celator, they are forward-looking statements reflecting the current beliefs and expectations of management made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Words such as "may," "will," "expect," "anticipate," "estimate," "intend," and similar expressions (as well as other words or expressions referencing future events, conditions or circumstances) are intended to identify forward-looking statements. Examples of these forward-looking statements include, among others, statements regarding whether enrollment in our Phase 3 clinical study of CPX-351 will continue on schedule, the potential efficacy and therapeutic potential of CPX-351, whether clinical results for CPX-351 obtained to date will be predictive of future clinical study results, our expectations regarding future clinical studies of CPX-351, our expectations regarding regulatory submissions and approvals, our expectations regarding the sufficiency of our working capital and our expectations regarding our ability to expand our product pipeline. Forward-looking statements in this release involve substantial risks and uncertainties that could cause our clinical development programs, future results, working capital performance or achievements to differ significantly from those expressed or implied by the forward-looking statements. Such risks and uncertainties include, among others, the uncertainties inherent in the conduct of future clinical studies, enrollment in clinical studies, availability of data from ongoing clinical studies and other matters that could affect the commercial potential of our drug candidates, our ability to raise capital and the trading of our common stock. Celator undertakes no obligation to update or revise any forward-looking statements. For a further description of the risks and uncertainties that could cause actual results to differ from those expressed in these forward-looking statements, as well as risks relating to the business of the company in general, see Celator's Form 10-K for the year ended December 31, 2013 and other filings by the company with the U.S. Securities and Exchange Commission.

Celator Pharmaceuticals

1Q14 Financial Results Call Script Outline

To begin today’s call, Scott Jackson, chief executive officer of Celator Pharmaceuticals, will provide an overview of the business and discuss the business highlights for the first quarter of 2014. Following Scott, Arthur Louie, Celator’s chief medical officer, will provide an update on the CPX-351 clinical program. Dr. Louie will be followed by Derek Miller, Celator’s chief business officer who will provide an overview of the strategic work he is leading on behalf of the company. Finally, Fred Powell, Celator’s chief financial officer, will review the company’s financial results for the first quarter, and we will then open the call for Q&A.

I would now like to turn the call over to Scott Jackson.

Scott Jackson:

Thank you Stephanie and good afternoon everyone. We are pleased to have you join us today.

We are very encouraged with the progress the Company has already made this year. We reached important milestones this quarter within our development plan for CPX-351, our lead investigational product. Arthur Louie will provide an update on the Phase 3 study as well as an overview of the investigator-initiated studies underway.

We also were able to secure working capital from two sources that will allow us the flexibility to continue this pipeline progress. Fred Powell will discuss more on these funding sources later in the call.

Overall, we are very pleased with the achievements we’ve made in our clinical pipeline in 2014 and in creating a foundation for further advancement throughout the remainder of 2014. In addition to the pivotal Phase 3 clinical study in front line, high risk AML, we are actively exploring the utility of CPX-351 in a number of investigator-initiated studies, and are evaluating studies in other hematologic malignancies. To realize the broader potential of CPX-351 it’s important we undertake these life-cycle planning initiatives.

We have been building a strong team here at Celator, and with this team in place, and the progress being made with our clinical development plan, we are well-positioned to have a productive year.

As previously communicated, we added Derek Miller to our management team in December 2013. Derek is leading the effort to commercialize CPX-351, as well as evaluating our technology platforms and pipeline to grow the company beyond this product. Derek will comment on those efforts. He is working with a team of individuals within Celator, including Dr. Lawrence Mayer, a founder of the company, and our President and Chief Scientific Officer.

I would like to introduce Dr. Arthur Louie, chief medical officer at Celator. Arthur has been the architect of the CPX-351 clinical development program. Arthur.

Celator Pharmaceuticals

1Q14 Financial Results Call Script Outline

Arthur Louie:

Thank you Scott. It’s a pleasure to be on the call today. CPX-351 is based on our most advanced proprietary technology platform, CombiPlex®. Cytotoxic drugs are used in combination for the treatment of many cancers. Historically, drug regimens are based on finding the maximum tolerated dose that can be administered in combination for each drug. Our team of researchers recognized that this approach does not always deliver maximum efficacy. For some drug combinations, interactions between drugs can be exploited to enhance efficacy. The CombiPlex platform allows us to identify a synergistic ratio of drugs, and lock the ratio in a drug delivery vehicle ensuring maintenance and delivery of that ratio for extended periods of time, and our goal is to improve clinical benefit. Many drug delivery technologies that are currently marketed or in development provide dosing and safety improvements, but our goal with CombiPlex is primarily to improve efficacy, resulting in a better overall clinical outcome. Our hope is that through this approach, we can improve and extend the lives of patients with cancer through better and more effective combination therapies.

CPX-351 delivers a synergistic 5:1 molar ratio of cytarabine and daunorubicin to patients, and we are developing CPX-351 as a treatment for patients with Acute Myeloid Leukemia, or AML. Cytarabine and daunorubicin in combination has long been considered the standard of care for AML patients but there remains a great unmet need for more effective therapies. We are evaluating CPX-351 as a first-line therapy for older patients with high-risk or secondary AML through a Phase 3 multicenter randomized clinical study that compares the fixed synergistic ratio of cytarabine and daunorubicin in CPX-351 to the conventional cytarabine and daunorubicin therapy known as ‘7+3’. The study was initiated in December 2012 and is being conducted in partnership with the Leukemia & Lymphoma Society. In January 2014, we were pleased to report that enrollment of the study reached 50% of the study’s planned enrollment of 300 patients which was slightly ahead of schedule. At this time we are reporting that the Phase 3 study has surpassed 70% of planned enrollment. We feel confident that we will complete enrollment in the fourth quarter of 2014. The primary endpoint of the study is overall survival and this analysis is projected to occur in 1Q2016. In addition, we expect to report remission rate data, a secondary endpoint, in 2Q2015. If the overall survival data is positive, we expect to submit a New Drug Application, or NDA, to the FDA in the second half of 2016.

There is a Data and Safety Monitoring Board, or DSMB, supporting this Phase 3 study which is conducting pre-planned safety analyses. In December 2013, the DSMB recommended to continue the study as planned without study modification, based on the first 75 randomized patients accrued to the study and had a minimum of 60 days of follow-up. The next DSMB will review the first 150 randomized patients and we expect this meeting will occur next month.

Regarding our Phase 3 study, I would like to provide some insight into the rationale that went into the design of the Phase 3 protocol, which I’m confident, enhances our likelihood of success.

The Phase 3 study is a prospectively defined high risk group, which we call secondary AML, and is based on results observed from two randomized, controlled, Phase 2 studies.

In our Phase 2 study in patients with newly diagnosed AML, secondary AML was defined as having a history of an antecedent hematologic disorder, such as myelodysplastic syndrome, or a history of prior cytotoxic treatment for another malignancy.  The secondary AML results reported to date are based on the definitions used in Phase 2.

Celator Pharmaceuticals

1Q14 Financial Results Call Script Outline

When designing the Phase 3 study we had discussions with the FDA and our clinical advisors.  Based on those discussions, we made changes to the eligibility criteria that we feel enhance our chances at success.  Our clinical advisors recommended excluding patients with primary myelofibrosis, polycythemia vera, essential thrombocythemia and CML, and we did exclude them because we did not see a sizable improvement in those patients.  Based on interactions with the FDA, we are using WHO definitions for confirmation of secondary AML diagnoses.  In addition to patients with MDS and CMML that have transformed to AML, and treatment-related AML from prior cytotoxic treatment, the WHO definitions include de novo AML with MDS karyotype, and we are including these patients in the Phase 3 study as well.

I’d like to explain why we believe focusing patient eligibility on these particular patients enhances our probability for success in the Phase 3 study.   In the newly diagnosed AML Phase 2 study, 52 patients were considered to have secondary AML, 33 received CPX-351 and 19 received 7+3, the current standard of care.  When we exclude the 10 patients who had either primary myelofibrosis, polycythemia vera, essential thrombocythemia or CML and add in 16 patients who met the WHO definition for secondary AML as I described, which includes de novo AML with MDS karyotype, we have 58 patients from the Phase 2 study who meet our eligibility definition for the Phase 3 study.  Analysis of this patient group resulted in enhanced outcomes for the CPX-351 patients vs. 7+3. Response rates were 73.7% vs 42.1%; 60-day mortality was 5.1% vs. 31.6%, and the median Overall Survival was 12.1 months vs. 6.3 months.  Most importantly, the measure for overall survival, the Hazard Ratio, was 0.40 with a p-value of 0.004.  Although these 58 patients were not prospectively defined, we believe focusing on these patients enhances our chance for success in the Phase 3 study.

One of the biggest benefits of having randomized controlled data in Phase 2, is that we can plan a Phase 3 study with quantitative estimates of patient sample size based on realistic efficacy estimates for the type of patients we are enrolling in the pivotal study. In order to have some flexibility with the Phase 3 design, if we assume the Phase 3 study has half the overall survival benefit observed in Phase 2, in the patient population that matches the Phase 3 eligibility, our statistical consultants suggested that a simple mathematical approach to estimating the Hazard Ratio in the Phase 3 study could be achieved by taking the square root of the observed Hazard Ratio of 0.40, and that produces a target Hazard Ratio of 0.632, which is the square root of 0.40. As a result, the Phase 3 study was designed with a sample size sufficient to have greater than 90% power to detect a Hazard Ratio of 0.635. Thereby, we have designed the Phase 3 study to be positive even if the survival benefit is only half that observed in the Phase 2 study for the same type of patients. Of course, we hope the survival benefit is as good as observed in Phase 2.

So, we are very pleased with the progress that has been made so far in 2014 with our pivotal Phase 3 clinical study of CPX-351.

We were also excited to announce in March that another investigator-initiated study, this one at Stanford University, is enrolling patients. This study is evaluating CPX-351 as a treatment for patients with higher risk myelodysplastic syndromes or AML, who are refractory to, or no longer responsive to, hypomethylating agent or relapsed following hypomethylating agent therapy. The study will enroll up to 33 patients to determine the efficacy and safety profile of CPX-351 in this patient population. Patients will receive a first induction of CPX-351 on days 1, 3, and 5 and if a morphological leukemia-free state is not achieved, then they will receive a second course of induction therapy. After one or both inductions, patients achieving complete remission (with or without blood count recovery) will proceed to consolidation therapy to receive CPX-351 on days 1 and 3. Secondary endpoints include the duration of remission, overall survival at 12 months and early mortality within 60 days of first induction.

Celator Pharmaceuticals

1Q14 Financial Results Call Script Outline

This is the latest study to start enrolling patients. Celator is also working with investigators on the following studies:

•	At the Fred Hutchinson Cancer research Center, CPX-351 is being evaluated in patients with untreated high-risk myelodysplastic syndrome (MDS) or acute myeloid leukemia (AML), at high risk of treatment-related mortality;
•	At Cincinnati Children’s Hospital Medical Center, CPX-351 is being evaluated in pediatric, adolescent and young adult patients with relapsed or refractory hematologic malignancies;
•	At Weill Cornell Medical Center, two studies are evaluating CPX-351 as pre-conditioning treatment prior to stem cell transplant.

We are very pleased to have these investigator-initiated studies ongoing at the same time as the Phase 3 registration study. While we chose to initially focus on secondary AML, we believe CPX-351 may offer benefit in other patient populations, including other AML populations and other hematological malignancies. We feel it’s important to study CPX-351 in these other patient populations, and we are doing so by working with investigators at highly regarded institutions such as these. So, we are making a lot of progress to broaden our clinical development of CPX-351, and we continue to evaluate additional opportunities for this product. Derek.

Derek Miller:

Thank you Arthur. I was pleased to join the Celator team about 6 months ago, and I’m excited by the potential of not only CPX-351 but also our compelling technology platforms. I’ve been working with the Celator team, as well as external parties, in multiple areas. The first is to prepare Celator for the potential commercialization of CPX-351. But equally important is the review of the technology platforms, including our earlier stage pipeline candidates.

The company pipeline includes two clinical stage products, CPX-351, which Arthur discussed, and CPX-1 (a liposomal formulation of irinotecan:floxuridine) for the treatment of colorectal cancer. In addition, Celator has two preclinical stage product candidates, including CPX-571 (a liposomal formulation of irinotecan:cisplatin), and the hydrophobic docetaxel prodrug nanoparticle (HDPN) formulation being studied by the National Cancer Institute's Nanotechnology Characterization Laboratory.

Our current pipeline is indicative of the many development opportunities that are possible utilizing our technology platforms, which can be used to identify new combinations of proprietary and non-proprietary drugs. We expect to communicate more on these matters later in 2014.

I will now turn the call over to Fred to cover the financial results for the first quarter of 2014.

Fred Powell:

Thank you Derek. Before we discuss the first quarter financial results, I’d like to expand upon two sources of funding that Scott mentioned earlier that occurred in the first quarter, and more recently.

Celator Pharmaceuticals

1Q14 Financial Results Call Script Outline

Earlier today, we announced that we entered into a loan and security agreement with Hercules Technology Growth Capital, Inc. providing for a term loan of up to $15 million. The first $10 million of the term loan was funded at closing, and is repayable in installments over forty-two months, including an initial interest-only period of twelve months after closing.  The interest-only period is extendable to October 2015, contingent upon completion of enrollment in the Phase 3 study by December 31, 2014. Pursuant to the loan and security agreement, Celator issued Hercules a warrant to purchase 158,006 shares of the Company’s common stock at an exercise price of $2.67 per share. The remaining $5 million of the term loan can be drawn down at Celator’s option at any time between December 15, 2014 and March 31, 2015. If Celator draws down the remaining $5 million of the term loan, the warrant will become exercisable for an additional 52,669 shares of the Company’s common stock.

Further information with respect to the loan and security agreement with Hercules is contained in a Current Report on Form 8-K filed today by Celator with the Securities and Exchange Commission.

We are pleased with this agreement, as it is a source of working capital that strengthens our balance sheet and provides flexibility. If the full $15 million is drawn, we believe it will extend our operating runway into the fourth quarter of 2015 and allow us to further advance our pipeline.

Additionally, in January 2014 we announced that we were approved for approximately $1.5 million in non-dilutive financing through New Jersey’s Technology Business Tax Certificate Transfer Program. This program enables companies like Celator to sell unused net operating loss carryovers and unused research and development tax credits to fund equipment and facilities, and for other allowable expenditures. Celator recognized approximately $1.4 million from the sale of its net operating losses.

Now onto the financial results from the first quarter of 2014, on which we issued a press release earlier this afternoon.

We ended the first quarter with $20.8 million in cash and cash equivalents, compared to $23.6 million as of December 31, 2013.

Research and development expenses totaled $3.0 million for the quarter ended March 31, 2014, as compared to $1.7 million in the comparable period in 2013. The increase in R&D expense was largely due to an increase in clinical and regulatory activities during the quarter related to the Phase 3 trial of CPX-351.

General and administrative expenses for quarter ended March 31, 2014 were $1.9 million, as compared to $1.3 million in the comparable period in 2013. The increase was primarily attributable to an increase in compensation and stock option expenses, Board of Directors and Scientific Advisory Board expenses, and consulting expenses.

We reported a loss from operations of $4.3 million for the quarter ended March 31, 2014, compared to $2.9 million for the comparable period in 2013.

Now I'd like to turn the call over to the operator for any Q&A.

Celator Pharmaceuticals

1Q14 Financial Results Call Script Outline

Q&A:

(Operator instructions)

Scott Jackson:

Thank you for your participation in today's call. We look forward to updating you again soon.

Operator:

Ladies and gentlemen, this concludes today's presentation. Thank you once again for your participation. You may now disconnect. Everyone, have a great day.